EXHIBIT 99.1

Fifth Street Finance Corp. Announces Quarter Ended March 31, 2009 Financial Results

WHITE PLAINS, N.Y., May 6, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE: FSC) ("Fifth Street") today announced its results for the fiscal quarter ended March 31, 2009.

MARCH 31, 2009 FINANCIAL RESULTS

2009 Second Quarter Financial Highlights

 * Net investment income for the quarter ended March 31, 2009 was $7.5 million or $0.33 per share, as compared to $4.1 million or $0.33 per share, for the quarter ended March 31, 2008;

 * Net unrealized appreciation (depreciation) on investments was approximately $7.7 million or $0.33 per share for the quarter ended
   March 31, 2009, as compared to ($1.6 million) or ($0.13) per share for the quarter ended March 31, 2008;

 * Net realized loss on investments was approximately $12.4 million or
   $0.54 per share for the quarter ended March 31, 2009, as compared to no realized losses for the quarter ended March 31, 2008.

 * Net asset value per share of $11.94 as of March 31, 2009, as compared to $11.86 as of December 31, 2008; and

 * Net increase in net assets resulting from operations for the quarter ended March 31, 2009 of $2.8 million or $0.12 per share, as compared to $2.5 million or $0.20 per share for the quarter ended
   March 31, 2008.

Portfolio and Investment Activity

During the quarter ended March 31, 2009, we invested $24.2 million, consisting of $22.6 million of new term loans and $1.6 million of revolver fundings, across 1 new and 2 existing portfolio companies. This compares to investing $66.1 million across 6 new and 1 existing portfolio companies for the quarter ended March 31, 2008.

At March 31, 2009, our portfolio consisted of investments in 26 companies, all of which were completed in connection with an investment by a private equity sponsor. At fair value, 45.8% are first lien loans, 53.1% are second lien loans, and 1.1% are equity investments. Our average portfolio company investment at fair value was approximately $11.2 million at March 31, 2009, versus $11.4 million at September 30, 2008.

"I am excited to report that we continue to see stabilization across the portfolio. We are also encouraged by an increase in NAV for the quarter. April saw a continuation of the trend higher in the portfolio companies' financial performance," stated Fifth Street Finance Corp.'s President and Chief Executive Officer, Leonard Tannenbaum.

Our weighted average yield on debt investments was 16.4% at March 31, 2009. The weighted average yield on debt investments included a cash component of 13.4% at March 31, 2009.

At March 31, 2009 and September 30, 2008, $270.4 million and $251.5 million, respectively, of the Company's portfolio debt investments at fair value were at fixed rates, which represented approximately 94% and 93%, respectively, of the Company's total portfolio of debt investments at fair value. At March 31, 2009, 100% of our floating rate loans carried a minimum interest rate floor of at least 9%, which protects our return in a declining interest rate environment.

Results of Operations

Total Investment Income

Total investment income for the three months ended March 31, 2009 and March 31, 2008 was approximately $11.9 million and $6.9 million, respectively. For the three months ended March 31, 2009, this amount primarily consisted of approximately $11.2 million of interest income from portfolio investments (which included approximately $1.9 million of payment-in-kind or PIK interest), and $753,000 of fee income. For the three months ended March 31, 2008, this amount primarily consisted of approximately $6.2 million of interest income from portfolio investments (which included approximately $959,000 of payment-in-kind or PIK interest), and $425,000 of fee income.

The increase in our total investment income for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 was primarily attributable to higher average levels of outstanding debt investments, which was principally due to an increase of seven debt investments in our portfolio in the year-over-year period, partially offset by debt repayments received during the same periods.

Expenses

Expenses for the three months ended March 31, 2009 and 2008 were approximately $4.4 million and $2.8 million, respectively. Expenses increased for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 by approximately $1.6 million, primarily as a result of increases in base management fees, incentive fees and legal fees related primarily to our formation of and application to license a Small Business Investment Company subsidiary and other deal related matters.

The increase in base management fees resulted from an increase in our total assets as reflected in the growth of the investment portfolio. Incentive fees were implemented effective January 2, 2008 when Fifth Street Mezzanine Partners III, L.P. merged with and into Fifth Street Finance Corp., and reflect the growth of our net investment income before such fees.

Realized Gain (Loss) on Sale of Investments

Net realized gain (loss) on the sale of investments is the difference between the proceeds received from dispositions of portfolio investments and their stated cost. During the three months ended March 31, 2009, we recorded $12.4 million of realized losses on two of our portfolio company investments in connection with our determination that such investments were permanently impaired based on, among other things, our analysis of changes in each portfolio company's business operations and prospects. During the three months ended March 31, 2008, we sold no investments and reported no realized gains or losses.

Net Change in Unrealized Appreciation or Depreciation on Investments

At March 31, 2009, and September 30, 2008, portfolio investments recorded at fair value represented 97.7% and 91.5%, respectively, of our total assets.

Net unrealized appreciation or depreciation on investments is the net change in the fair value of our investment portfolio during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. During the three months ended March 31, 2009, we recorded net unrealized appreciation of $7.7 million. This consisted of $12.4 million of reclassifications to realized losses (i.e., we reversed previously recorded unrealized depreciation on two of our portfolio company investments in connection with the recognition of the realized losses described above), $4.4 million of unrealized depreciation on debt investments and $0.3 million of unrealized depreciation on equity investments. During the three months ended March 31, 2008, we recorded net unrealized depreciation of $1.6 million. This consisted entirely of unrealized depreciation on equity investments.

Liquidity and Capital Resources

For the six months ended March 31, 2009, we experienced a net decrease in cash and equivalents of $19.2 million. During that period, we used $25.4 million of cash in operating activities, primarily for the funding of $47.9 million of investments, partially offset by $11.2 million of principal payments received and $15.7 million of net investment income. In addition, in October 2008 we repurchased 78,000 shares of our common stock totaling approximately $462,000 pursuant to our open market share repurchase program, on December 29, 2008 we paid a cash dividend of $6.4 million to our common stockholders and issued 105,326 common shares totaling approximately $763,000 to those common stockholders that opted to reinvest the dividend under our dividend reinvestment plan, and on January 29, 2009 we paid a cash dividend of $7.6 million to our common stockholders and issued 161,206 common shares totaling approximately $1.0 million under the dividend reinvestment plan. On January 29, 2009, we borrowed $1.0 million under our secured revolving credit facility with Bank of Montreal. This amount was repaid in full on January 30, 2009. Also, we borrowed $21.0 million under the facility on March 30, 2009. $17.0 million of this amount remained outstanding at April 30, 2009. We intend to fund our future distribution obligations through operating cash flow or with funds obtained through our credit line, as we deem appropriate.

As of March 31, 2009, we had $3.7 million in cash, portfolio investments (at fair value) of $290.8 million, $2.8 million of interest receivable, $21.0 million of borrowings outstanding under our secured revolving credit facility and unfunded commitments of $11.0 million. At April 30, 2009, we had $1.8 million in cash, $2.2 million of interest receivable, $5.7 million of dividends payable, $17.0 million of borrowings outstanding under our secured revolving credit facility and unfunded commitments of $11.0 million.

For the six months ended March 31, 2008, we experienced a net decrease in cash and equivalents of $15.2 million. During that period, we used $92.5 million of cash in operating activities, primarily for the funding of $102.3 million of investments partially offset by $7.8 million of net investment income. $77.3 million of cash was provided by financing activities, due primarily to net capital contributions from partners of $66.5 million and net borrowings of $14.4 million.

Dividends

For the second quarter of 2009, we declared a dividend on December 9, 2008 of $0.33 per share. The record date was December 30, 2008 and the dividend was distributed on January 29, 2009.

For the first quarter of 2009, we declared a dividend on December 9, 2008 of $0.32 per share. The record date was December 19, 2008 and the dividend was distributed on December 29, 2008.

Dividends are paid from taxable income. Our Board of Directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

Going forward we plan to pay a regular dividend in connection with our quarterly SEC filings.

We have adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our shareholders, unless a shareholder elects to receive cash. As a result, if we declare a cash dividend, our shareholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

Portfolio Activity Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 - Investment is performing above expectations and/or a capital gain is expected;

Investment Rating 2 - Investment is performing substantially within our expectations, and its risks remain neutral or favorable compared to the potential risks at the time of the original investment (all new loans are initially rated 2);

Investment Rating 3 - Investment is performing below our expectations and requires closer monitoring, we expect no loss of investment return (interest and/or dividends) or principal. Companies with a rating of 3 may be out of compliance with financial covenants;

Investment Rating 4 - Investment is performing below our expectations and for which risk has increased materially since the original investment. We expect some loss of investment return, but no loss of principal; and

Investment Rating 5 - Investment is performing substantially below our expectations and whose risks have increased substantially since the original investment. Investments with a rating of 5 are those for which some loss of principal is expected.

At March 31, 2009, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

                               March 31, 2009
                     -----------------------------------
                        Investment  Percentage
                         at Fair     of Total    Leverage
 Investment Rating        Value      Portfolio    Ratio
 1.                  $   9,788,669    3.37%        2.88
 2.                    239,166,947   82.25%        4.09
 3.                     29,758,091   10.23%        6.47
 4.                      9,193,449    3.16%        6.58
 5.                      2,870,143    0.99%          NM(1)
                     ----------------------------------
 Total               $ 290,777,299  100.00%        4.38
                     ==================================

 (1) Due to operating performance this ratio is not measurable.

As of March 31, 2009, we had stopped accruing PIK interest and OID on four investments, including two investments that had not paid their scheduled monthly cash interest payments or were otherwise on non-accrual status. The aggregate amount of this income non-accrual was approximately $1.0 million and $1.6 million for the three and six months ended March 31, 2009, respectively. We are closely monitoring the status of securities with an investment rating of a 3, 4, or 5 and continue to provide assistance as needed to help the companies navigate through the current economic downturn.

Recent Developments

On April 3, 2009 and May 4, 2009, we repaid $4.0 million and $3.0 million, respectively, of the balance on our secured revolving credit facility with the Bank of Montreal. As of May 6, 2009, the outstanding balance on the facility was $14.0 million.

On April 15, 2009, we declared a $0.25 per share dividend to our common stockholders of record as of May 26, 2009. The dividend is payable on June 25, 2009.

Conference Call

We will host a conference call on Thursday, May 7, 2009 at 10:00am (ET) to discuss our second quarter ended March 31, 2009 financial results. Please call (877) 419-6596 to enter the conference. An operator will monitor the call and set a queue for the questions. The conference call replay will be available through May 9, 2009. To hear the replay, please dial (888) 203-1112 and reference passcode #6873334. For further information contact Investor Relations at (914) 286-6811.

                    Fifth Street Finance Corp.
                   Consolidated Balance Sheets
                           (unaudited)

                                          March 31,    September 30,
                                            2009           2008
                                        ----------------------------
 Assets
   Investments at fair value:
   Affiliate investments (cost
    3/31/09: $84,321,772; cost
    9/30/08: $81,820,636)               $  71,103,949  $  71,350,417
   Non-control/Non-affiliate
    investments (cost 3/31/09:
    $234,014,064; cost 9/30/08:
    $208,764,349)                         219,673,350    202,408,737
                                        ----------------------------
 Total investments at fair value          290,777,299    273,759,154
   Cash and cash equivalents                3,722,068     22,906,376
   Interest receivable                      2,779,141      2,367,806
   Due from portfolio company                  43,890         80,763
   Prepaid expenses                           293,346         34,706
                                        ----------------------------
     Total Assets                       $ 297,615,744  $ 299,148,805
                                        ============================
 Liabilities and Stockholders' Equity
   Accounts payable, accrued expenses
    and other liabilities               $     443,665  $     567,691
   Base management fee payable              1,488,079      1,381,212
   Incentive fee payable                    1,871,827      1,814,013
   Due to FSC, Inc.                           381,222        574,102
   Interest payable                             2,814         38,750
   Payments received in advance from
    portfolio companies                        75,431        133,737
   Offering costs payable                          --        303,461
   Loans payable                           21,000,000             --
                                        ----------------------------
      Total Liabilities                    25,263,038      4,812,966
                                        ----------------------------
 Commitments and Contingencies
   Stockholders' Equity:
   Common stock, $0.01 par value,
    49,800,000 shares authorized,
    22,802,821 and 22,614,289
    shares issued and outstanding
    at March 31, 2009 and
    September 30, 2008                        228,028        226,143
   Additional paid-in-capital             301,789,575    300,524,155
   Net unrealized depreciation on
    investments                           (27,558,534)   (16,825,831)
   Net realized gain (loss) on
    investments                           (12,337,513)        62,487
   Accumulated undistributed net
    investment income                      10,231,150     10,348,885
                                        ----------------------------
     Total Stockholders' Equity           272,352,706    294,335,839
                                        ----------------------------
 Total Liabilities and
  Stockholders' Equity                  $ 297,615,744  $ 299,148,805
                                        ============================

                        Fifth Street Finance Corp.
                  Consolidated Statements of Operations
                               (unaudited)

                        Three months ended        Six months ended
                             March 31,               March 31,
                          2009       2008        2009        2008
                      -----------------------------------------------
 Interest income:
   Affiliate
    investments       $ 2,649,912 $ 1,896,954 $ 5,368,398 $ 3,357,617
   Non-control/Non-
    affiliate
    investments         6,605,804   3,392,795  13,477,109   6,144,190
   Interest on cash
    and cash
    equivalents            10,765     180,432      89,955     393,001
                      -----------------------------------------------
 Total interest
  income                9,266,481   5,470,181  18,935,462   9,894,808
                      -----------------------------------------------
 PIK interest income:
   Affiliate
    investments           443,809     336,830     796,846     621,143
   Non-control/Non-
    affiliate
    investments         1,456,893     622,400   2,920,641   1,066,570
                      -----------------------------------------------
 Total PIK interest
  income                1,900,702     959,230   3,717,487   1,687,713
                      -----------------------------------------------
 Fee income:
   Affiliate
    investments           257,258     160,622     704,171     269,676

   Non-control/Non-
    affiliate
    investments           495,466     264,208   1,112,076     428,878
                      -----------------------------------------------
 Total fee income         752,724     424,830   1,816,247     698,554
                      -----------------------------------------------
 Dividend and other
  income:
   Other income                --          --      35,396          --
                      -----------------------------------------------
 Total dividend and
  other income                 --          --      35,396          --
                      -----------------------------------------------
 Total Investment
  Income               11,919,907   6,854,241  24,504,592  12,281,075
                      -----------------------------------------------
 Expenses:

 Base management fee    1,488,079     954,404   2,858,754   1,798,926

 Incentive fee          1,871,827   1,019,905   3,924,422   1,019,905
 Professional fees        416,925     348,171     802,868     554,500
 Board of Directors
  fees                     49,000      29,750      88,250      29,750

 Organizational costs          --      54,315          --     200,747
 Interest expense         128,201      72,982     168,359     187,681
 Administrator
  expense                 241,168     140,222     421,598     249,562

 Line of credit
  guarantee expense            --          --          --      83,333

 Transaction fees              --          --          --     206,726

 General and
  administrative
  expenses                237,399     154,873     542,651     196,325
                      -----------------------------------------------
 Total expenses         4,432,599   2,774,622   8,806,902   4,527,455
                      -----------------------------------------------
 Net Investment
  Income                7,487,308   4,079,619  15,697,690   7,753,620
                      -----------------------------------------------
 Unrealized
  appreciation
  (depreciation)
  on investments:

   Affiliate
    investments         3,121,821  (1,111,855) (2,747,604) (1,519,886)
   Non-control/Non-
    affiliate
    investments         4,627,913    (457,147) (7,985,100)   (525,453)
                      -----------------------------------------------
 Total unrealized
  appreciation
  (depreciation)
  on investments        7,749,734  (1,569,002)(10,732,704) (2,045,339)
                      -----------------------------------------------
 Realized loss on
  investments:
   Affiliate
    investments        (4,000,000)         --  (4,000,000)         --
   Non-control/Non-
    affiliate
    investments        (8,400,000)         --  (8,400,000)         --
                      -----------------------------------------------
 Total realized
  loss on investments (12,400,000)         -- (12,400,000)         --
                      -----------------------------------------------
 Net increase
  (decrease) in net
  assets resulting
  from operations     $ 2,837,042 $ 2,510,617 $(7,435,014)$ 5,708,281
                      ===============================================
 Earnings (loss)
  per common share -
  basic and diluted(1)$      0.12 $      0.20 $     (0.34)$      0.46
 Net investment
  income per common
  share - basic and
  diluted(1)          $      0.33 $      0.33 $      0.69 $      0.62
 Weighted average
  common shares -
  basic and
  diluted              22,752,668  12,480,972  22,656,383  12,480,972

 (1)The earnings and net investment income per share calculations for the six months ended March 31, 2008 are based on the assumption that if the number of shares issued at the time of the merger of Fifth
 Street Mezzanine Partners III L.P. with and into Fifth Street Finance
 Corp. on January 2, 2008 (12,480,972 shares of common stock) had been issued at the beginning of the six-month period, on October 1, 2007,
 Fifth Street Finance Corp's earnings and net investment income per share would have been $0.46 and $0.62 per share, respectively

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com